UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 1, 2013

Epizyme, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35945	26-1349956
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Technology Square, Cambridge, Massachusetts	02139
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 229-5872

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 1, 2013, the Board of Directors (the “Board”) of Epizyme, Inc. (the “Company”) elected Jason P. Rhodes President of the Company in addition to his existing positions as Chief Financial Officer and Treasurer. The election was effective as of July 1, 2013. Prior to the election, Mr. Rhodes, age 43, served as the Company’s Executive Vice President, Chief Financial Officer and Treasurer since March 2013 and previously served as the Company’s Executive Vice President, Chief Business Officer and Treasurer from March 2010 to March 2013. Prior to joining Epizyme, from July 2007 to March 2010, Mr. Rhodes served as Vice President, Business Development at Alnylam Pharmaceuticals, Inc., a biopharmaceutical company.

In connection with the election of Mr. Rhodes as the Company’s President, the Compensation Committee of the Board approved (i) an increase in Mr. Rhodes’ base salary, effective as of July 1, 2013, from $355,157 to $372,915, (ii) an increase in Mr. Rhodes’ target bonus from 35% to 40% and (iii) the grant of an option to purchase 50,000 shares of the Company’s common stock, $0.0001 par value per share, to Mr. Rhodes pursuant to the Company’s 2013 Stock Incentive Plan at an exercise price equal to $29.95. The option will vest as to 25% of the shares subject thereto on the first anniversary of the date of grant and monthly and ratably thereafter for a four-year total vesting period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EPIZYME, INC.

Date: July 3, 2013	By:	/s/ Robert J. Gould

Robert J. Gould, Ph.D.
Chief Executive Officer